Exhibit 16.1

April 8, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 8, 2010 of Xenith Bankshares, Inc. and are in agreement with the statements contained within Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Witt Mares, PLC